                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             Telular Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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
                               TELULAR CORPORATION
                           647 NORTH LAKEVIEW PARKWAY
                             VERNON HILLS, IL 60061

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 27, 1998


TO THE SHAREHOLDERS OF TELULAR CORPORATION:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Telular Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, January 27, 1998, at 9:00 a.m. local time, at the Sheraton North Shore Hotel, the Northfield Room, located at 933 Skokie Boulevard, Northbrook, Illinois 60062 for the purpose of considering and acting upon the following matters:

            1. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected.

            2. To approve the issuance by the Company of certain shares of Common Stock on conversion of the Company's Series A Convertible Preferred Stock.

            3. To ratify and approve the selection of Ernst & Young LLP as independent auditors for the fiscal year ending September 30, 1998.

            4. Such other or further business as may properly come before the meeting.

            These items of business are more fully described in the Proxy Statement accompanying this notice.

            The Board of Directors has fixed the close of business on November 21, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment thereof.



                                   By Order of the Board of Directors


                                   Kenneth E. Millard
                                   Chief Executive Officer and President


Vernon Hills, Illinois
December 15, 1997

--------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                               TELULAR CORPORATION

                            PROXY STATEMENT FOR 1998
                         ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

            The enclosed Proxy is solicited by the Board of Directors of the Telular Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, January 27, 1998, at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton North Shore Hotel, the Northfield Room, located at 933 Skokie Boulevard, Northbrook, Illinois 60062. The Company's principal executive offices are located at 647 North Lakeview Parkway, Vernon Hills, Illinois 60061. The Company's telephone number at that address is (847) 247-9400.

            These proxy solicitation materials were mailed on or about December 15, 1997, to all stockholders entitled to vote at the meeting.

REVOCABILITY OF PROXIES

            Any shareholder who has executed and returned a proxy pursuant to this solicitation may revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

OUTSTANDING SHARES AND VOTING

            Only shareholders of record at the close of business on November 21, 1997 are entitled to notice of the meeting and to vote at the meeting. Each shareholder is entitled to one vote for each share held. At the record date, 32,613,543 shares of the Company's Common Stock were issued and outstanding.

            All votes will be tabulated by the inspector of election, appointed for the Annual Meeting. Under Delaware law, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated as neither a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

SOLICITATION

            The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of the proxy statement, the proxy and any additional information furnished to shareholders. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


            The Board of Directors will consist of eight directors to be elected at the annual meeting of shareholders to hold office until the next annual meeting or until their successors are elected and qualified. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the eight nominees listed below, unless authority to do so is withheld as provided in the proxy. Except for Mr. Warner, all nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.



            Pursuant to the Shareholders' Agreement, see "Certain Transactions", among certain shareholders of the Company, the holders of approximately 48.1% of the Company Stock are required to vote in favor of the one nominee designated by Motorola. Director Haning has been so designated by Motorola.


            The nominees, and certain information about them as of December 1, 1997, are set forth below.

            William L. De Nicolo, age 51, is the founder of the Company and has served as Chairman of the Board (including service to DNIC Brokerage Co. ("DNIC") prior to formation of The Telular Group L.P.) since its formation in 1986. Mr. De Nicolo served as Chief Executive Officer of the Company from 1986 until November 1993 and from November 1995 until April 1996. Mr. De Nicolo continues to serve as President and Chairman of the Board of Directors of DNIC, a principal stockholder of the Company. Mr. De Nicolo is also a Director of Wells-Garner Electronics Corporation (AMEX/WGA) and Explore Technologies, Inc. (ASE/XPL).

            Kenneth E. Millard, age 50, has served as a director, President and Chief Executive Officer of the Company since April 1996. Mr. Millard served as President and Chief Operating Officer of Oncor Communications, based in Bethesda, Maryland. He worked for Ameritech from 1982 to 1992 where he served as President and Chief Executive Officer of Michigan Bell Telephone Company from 1989 to 1992. Prior to 1989, he held the positions of Senior Vice-President of Corporate Strategy for three years and Senior Vice-President and General Counsel of Ameritech for four years. From 1972 to 1982, Mr. Millard worked for AT&T and Wisconsin Bell as an attorney.

            Mr. John E. Berndt, age 57, has served as a director of the Company since December 1996. Mr. Berndt is currently President of Flour Daniel Telecom, an operating company of Flour Daniel, Inc. Mr. Berndt previously was President of New Business Development/Multimedia Ventures & Technologies for Lucent Technologies, Inc. He held the same position with AT&T prior to the Lucent spinoff. Mr. Berndt was employed by AT&T since 1963 and was President of its Business Services Business Unit from 1991 until 1993 and President of the International Communications Services Business Unit from 1987 until 1991. Mr. Berndt is a member of the Council of Foreign Relations and served on the U.S. Trade Representative's Services Policy Advisory Commission from 1987 until 1993. Mr. Berndt is a member of the Board of Trustees for the American Graduate School of International Management and the Board of Directors for the University of Wisconsin Foundation.

            Larry J. Ford, age 56, has served as a director of the Company since March 1994. Mr. Ford has been the President and Chief Executive Officer of Information Advantage since April 1995. Mr. Ford was previously employed by Systems Software Associates, Inc. as a Vice Chairman from November 1994 - March 1995, and the Chairman, Chief Executive Officer and President from August 1991 - October 1994. Previously, Mr. Ford spent 28 years with IBM, his most recent position being Vice President of Information and Telecommunications Systems.


            Richard D. Haning, age 45, has served as a director of the Company since April 1995. Mr. Haning is a Senior Vice President of Motorola and has been a Corporate Vice President with Motorola since 1990. Mr. Haning has been with Motorola for the past 20 years. Mr. Haning is the designee of Motorola for election to the Board pursuant to a Shareholders' Agreement, see "Certain Transactions -- Shareholders' Agreement".

            Robert C. Montgomery, age 56, has served as a director of the Company since October 28, 1997. He has been the Company's Executive Vice President and Chief Operating Officer since 1996. Prior to that, Mr. Montgomery was President (and founder) of Telular-Adcor Security Products, Inc., a company that was acquired by the Company in 1993. Previously, Mr. Montgomery was a partner at McKinsey & Company.


            Dan Giacopelli, age 39, has served as director and Executive Vice President -- Chief Technology Officer of the Company since October 28, 1997. Mr. Giacopelli founded and was President and Chief Executive Officer of Wireless Domain, Incorporated from September 1995 to November 1997. Prior to that time, Mr. Giacopelli was Director of Engineering of the Wireless Group of Telephonics Corporation from 1987 to 1995. Prior to 1987, Mr. Giacopelli was President and CEO of Valinor Electronics, Inc.

            Mark R. Warner, age 43, is not currently a director or officer of the Company. Mr. Warner served as director for the Company and its predecessor in 1993 and 1992. Mr. Warner is a Managing Director of Columbia Capital Corporation, for which he has served as an officer since its formation in 1989. Mr. Warner was a co-founder of Nextel, Inc., f\k\a Fleetcall, Inc.

            David P. Mixer, a current director, did not stand as a nominee for re-election to the Board of Directors.

            There are no family relationships among any officers and directors of the Company.

BOARD COMMITTEES AND MEETINGS

            During the fiscal year ended September 30, 1997, the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee. Each incumbent Board member attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period during which he was a director, and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member.

            The Audit Committee is responsible for reviewing the Company's financial management practices, internal controls, internal audit function and meetings with the Company's independent accountants to discuss the scope and results of the annual audit. The Audit Committee, which is required to have at least two "Independent Directors", in fiscal 1997 consisted of Mr. Berndt and Mr. Ford, and met four times during fiscal 1997.

            The Compensation Committee is responsible for developing and making a compensation policy for Executive Officers of the Company, which includes approving employment agreements, reviewing and approving compensation plans, establishing performance targets and assessing their performance, and making grants of salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee, which as of the end of fiscal 1997 consisted of Mr. Ford and Mr. Mixer, met three times during the fiscal year. If elected, Mr. Warner will take the place of Mr. Mixer on the Compensation Committee.

COMPENSATION OF DIRECTORS

            Directors of the Company who are either employees of the Company or affiliated with a significant beneficial owner of the Company, receive no compensation for serving on the Board of Directors. Mr. Millard, Mr. Montgomery and Mr. Giacopelli are employees of the Company. Mr. De Nicolo, Mr. Mixer and Mr. Haning are affiliated with a significant beneficial owner.


            During fiscal 1997, Mr. Berndt and Mr. Ford were the Independent Directors. Each Independent Director was compensated for attending meetings of the Board or committee meetings of the Board with a grant of stock options. A grant of 20,000 stock options was issued to each Independent Director. The options vest in full on February 28, 1998; the exercise price is $3.0625, which was reset on October 28, 1997 from $5.5625. Mr. Berndt received 5,000 stock options for joining the Board of Directors. The options vested on the grant date, December 6, 1996; the exercise price is $3.0625, which was reset on October 28, 1997 from $5.5625. All options, if not exercised or cancelled, shall terminate on the sixth anniversary of the date of grant.


            All directors are reimbursed for all reasonable expenses of attendance at each meeting.

                                   PROPOSAL 2

                   APPROVAL OF THE ISSUANCE BY THE COMPANY OF
                 CERTAIN SHARES OF COMMON STOCK ON CONVERSION OF
               THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK


CREATION AND ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK


            The Board of Directors of Telular Corporation on April 15, 1997 created a new series of 21,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock"). The Company issued 20,000 shares of the Preferred Stock. On April 16, 1997, the Company issued 5,000 shares of Preferred Stock to each of Nelson Partners ("Nelson") and Olympus Securities, Ltd. ("Olympus") (collectively, 10,000 shares) in a private placement. On June 6, 1997, the Company issued 5,000 shares of Preferred Stock to each of Stark International and Shepherd International Investments, Ltd. ("Shepherd International") (collectively 10,000 shares) in a private placement. Nelson, Olympus, Stark International and Shepherd International are collectively referred to hereafter as the "Investors". The Company received 20 Million Dollars ($20,000,000) from the sales of the Preferred Stock, and paid a placement fee of One Million One Hundred Ninety Two Thousand Dollars ($1,192,000) in connection with such sales. Senior management anticipates that the funds will be used for the development of new products for the worldwide fixed wireless terminal business.


TERMS OF CONVERSION

            Each share of Preferred Stock has a face value of $1,000 per share. The Preferred Stock issued by the Company is convertible into Common Stock at a conversion price equal to the low of (i) $6.4856, which represents the 110% of the 30-day average trading price immediately prior to April 16, 1997, when the first shares of Preferred Stock were issued, and (ii) 85% (prior to October 15, 1999) of 100% (on or after October 15, 1999) or the 30-day average trading price prior to conversion, but in no event lower than a minimum price. The minimum price is $3.00 per share until April 15, 1998, and $2.00 per share thereafter, in each case subject to certain adjustments. In addition, at conversion the holder of the Preferred Stock is entitled to an effective 5% annual dividend on the Preferred Shares, paid in Common Stock with the conversion price based on the average market price for the 30 trading days preceding conversion.

            If the Holders elect not to convert their shares of Preferred Stock, then the Preferred Stock automatically converts to shares of the Company's Common Stock on April 16, 1999, or October 16, 1999, depending upon the conversion price. The Company also has the right to redeem the Preferred Stock for cash at defined terms.

            The Common Stock into which the Preferred Stock is convertible has been registered with the Securities and Exchange Commission for resale.

DILUTION

            Upon conversion of the Company's Preferred Stock, Common Stock may be issued at a discount relative to the market price of Common Stock at that time. Issuance at a discount could result in a dilution in the net tangible book value of the Company per share and in the stockholders' equity per share. The magnitude of any dilution will depend on the conversion price, the size of the discount and the number of shares to be issued. These variables will depend on a variety of factors, including the timing of conversion and the market price at time or conversion. Consequently, the amount of dilution cannot be calculated at this time.

REDEMPTION OF PREFERRED STOCK

            A right of redemption on the part of the holders of the Preferred Stock may be triggered by a number of events including the merger, consolidation or sale of substantially all of the assets of the Company, the purchase of more than 50% of the outstanding shares of Common Stock of the Company, the failure by the Company to convert Preferred Stock when required to do so, the delisting of the Company's Common Stock from a national securities exchange, or the failure by the Company to register timely and keep in effect the registration of the Common Stock to be issued upon conversion of the Preferred Stock.

NASDAQ RULE 4460(i) AND CERTAIN REQUIRED REDEMPTIONS

            NASDAQ Rule 4460(i) (the "Rule") provides (with certain exceptions not relevant here) that without shareholder approval, a company listed on the National Market System may not in any transaction issue a number of shares equal to more than 20% of the number of shares of Common Stock then outstanding. As of November 21, 1997, there were outstanding 32,204,043 shares of Common Stock of the Company (exclusive of 409,500 shares that have already been issued upon conversion of the Preferred Stock), so that the Company on that date could issue 6,440,808 shares under the Rule.


            The Company might be barred under the Rule from issuing to the holders of the Preferred Stock the number of shares of Common Stock required by a conversion of the Preferred Stock. Pursuant to the terms of the Certificate of Designation, the Company may be required, at the option of the holders of the Preferred Stock, to redeem the shares or Preferred Stock, if it cannot issue a sufficient number of shares of Common Stock to satisfy its obligations to the holders of Preferred Stock. Accordingly, unless the Company obtains the approval of its Shareholders to issue more than the 6,440,808 shares presently permitted under the Rule, the Company may be required to redeem any shares of Preferred Stock whose conversion would otherwise cause the Company to issue a total number of shares in excess of the number permitted by the Rule. Any such redemptions would require the expenditure of cash which could otherwise be applied for corporate purposes.


            The redemption price for each such required conversion is a cash amount equal to the greater of (i) $1,250 and (ii) the product of (A) the conversion rate at such time and (B) the Closing Bid Price calculated as of the day prior to the date (the "Notice Date") that the holder is given notice of the Company's inability to convert the shares of Preferred Stock held by the holder. Alternatively, a holder may elect to have the redemption price calculated on the basis of the average market price of the Stock during the five-day period proceeding the Notice Date. The Company cannot at this time determine the number of shares of Preferred Stock which it may be required to redeem, because the number of shares of Common Stock issuable on conversion of the Preferred Stock depends in part of the market price of the Common Stock at the time of conversion.

            The Company's Board has elected to seek shareholder approval for the issuance of the number of shares of Common Stock that may be issuable on conversion of the Preferred Stock. Such approval will ensure that the Company will not be required to make the redemptions referred to in the proceeding paragraph, which redemptions would require the expenditure of cash which could otherwise be applied by the Company for corporate purposes. Proxies for such approval are being solicited hereby.

            The Company proposes that the Shareholders approve the issuance of all shares of Common Stock which are issuable on conversion of the Preferred Stock in order that the Company not be required to make such redemptions.

            The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the issuance, on conversion of the Preferred Stock, of such shares of Common Stock for which approval is required under NASDAQ Rule 4460(i).

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                            A VOTE FOR THIS PROPOSAL.

                                   PROPOSAL 3

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

            The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since December 1992. Representatives of Ernst & Young LLP are expected to be present at the 1998 Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 21, 1997, (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director of the company, (iii) by each Named Executive Officer, and (iv) by all directors and executive officers of the Company as a group:


                      NAME OF                                                                          NUMBER OF
                  BENEFICIAL OWNER                                                                      SHARES            PERCENT
                  ----------------                                                                      ------            -------
           Motorola  .......................................................................          4,752,989             14.6%
               1303 E. Algonquin Rd.
               Schaumburg, IL 60601

           DNIC Brokerage (1)................................................................         4,479,841             13.7%
               20546 N. Milwaukee Ave., #356
               Deerfield, IL 60014

           Mark R. Warner (2)(3).............................................................         2,460,470              7.5%
               201 North Union St., Suite 300
               Alexandria, VA 22314

           Robert B. Blow (2)................................................................         2,390,745              7.3%
               6410 Poplar Avenue, Suite 395
               Memphis, TN 38119

           Columbia Capital Corporation (2)..................................................            21,000               *
           William L. De Nicolo (1)(3)(7)....................................................         4,538,081             13.9%
           Kenneth E. Millard (3)(5)(9)......................................................           182,324               *
           John E. Berndt (3)(9).............................................................            12,500               *
           Larry J. Ford (3)(9)..............................................................            45,000               *
           David P. Mixer (2)(3)(4)..........................................................           769,876              2.4%
           Richard D. Haning (3)(8)..........................................................         4,752,989             14.6%
           Robert C. Montgomery (3)(5)(9)....................................................           129,139               *
           George Claudio, Jr.  (5)(6)(9)....................................................           133,515               *
           S.W.R. (Sandy) Moore (5)(9).......................................................            19,906               *
           John F. Mitchell (5)(9)...........................................................             3,333               *
           Daniel D. Giacopelli (3)(9).......................................................           704,833              2.2%
           Frank J.M. ten Brink (5)(11)......................................................                 0               *
           Fred R. Radke (5)(11).............................................................                 0               *

           All Directors and Officers as a group (11 Persons) (10)..........................         11,312,496             34.7%

----------
 *         Less than one percent.

(1) Through his ownership of stock of DNIC, Mr. De Nicolo has an indirect beneficial interest in 71.2% of the shares of the Company held by DNIC. As a director and principal stockholder of DNIC, he may be deemed to have voting and investment power with respect to all shares of the Company held by DNIC.



(2) Through their ownership of stock of Columbia Capital Corporation, Mr. Warner, Mr. Blow and Mr. Mixer have indirect beneficial interest in 21,000 shares of the Company held by or attributed to Columbia Capital Corporation. As directors of Columbia Capital Corporation, they may be deemed to share voting and investment power with respect to all shares of the Company held by or attributed to Columbia Capital Corporation.


(3) The named individual is, or has been nominated to serve as, a director of the Company.

(4) The named individual is a director of the Company that did not stand as a nominee for re-election or retired from the Board of Directors.

(5) The named individual is a Named Executive Officer of the Company as of September 30, 1997.

(6) The Named Executive Officer's employment with the Company terminates on December 31, 1997.

(7) Includes 4,479,841 shares held by DNIC. Mr. De Nicolo, as a director and principal stockholder of DNIC, may be deemed to share voting and investment power with respect to the shares held by DNIC.

(8) Includes 4,752,989 shares held by Motorola. As an executive officer of Motorola, the director may be deemed to share voting and investment power with respect to the shares held by Motorola. The Director disclaims beneficial ownership of these shares.

(9) The number of shares shown as beneficially owned includes options that are exercisable within 60 days of November 21, 1997.


(10) Includes 552,100 shares that Officers of the Company may acquire pursuant to options exercisable within 60 days of November 21, 1997.


(11) The named Executive Officer's employment with the Company terminated during the fiscal year 1997.

                             EXECUTIVE COMPENSATION

            The following table sets forth the aggregate compensation earned by the Chief Executive Officer, the four most highly compensated executive officers whose salary and bonus combined exceeded $100,000 in fiscal 1997 and two named executive officers whose employment terminated with the Company during the fiscal year, for whom, but for that fact, disclosure would have been required. During that period, no Named Executive Officer received any restricted stock award, stock appreciation right or payment under any long term incentive plan.

                               ANNUAL COMPENSATION

                                                                                                       OTHER
                                                                                                      ANNUAL
          NAME                                     YEAR       SALARY($)            BONUS($)       COMPENSATION($)
          ----                                     ----       ---------            --------       ---------------

Kenneth E. Millard...........................     1997        $  250,000          $  150,000                    0
      Chief Executive Officer                     1996           114,423              50,000                    0
        President and Director

Robert C. Montgomery.........................     1997           189,323              75,000                    0
      Chief Operating Officer                     1996           177,184              54,788                    0
       Executive Vice-President                   1995           161,250              15,000                    0
        Director

George Claudio, Jr.(4).......................     1997            89,385              10,500                    0
      Senior Vice-President                       1996           131,223              16,000                    0
       Development Technology                     1995           116,666              19,000                    0

S.W.R. (Sandy) Moore.........................     1997           133,077               2,280(5)                 0
      Senior Vice-President
      Strategic Alliances & OEM

John F. Mitchell.............................     1997            78,654              37,331                    0
      Senior Vice-President
      Marketing

Frank J.M. ten Brink(6)......................     1997           103,327              37,500              $47,216(7)
      Chief Financial Officer                     1996            90,433              28,125                    0
      Senior Vice-President

Fred R. Radke(6).............................     1997            87,981              18,119                    0
      Senior Vice-President
      Engineering



                                                    LONG-TERM
                                                  COMPENSATION
                                                     AWARDS              ALL
                                                  -------------         OTHER
          NAME                                    OPTIONS(#)(1)    COMPENSATION($)
          ----                                    -------------    ---------------

Kenneth E. Millard...........................        150,000        $    2,487(2)
      Chief Executive Officer                        500,000            22,973(2)
        President and Director

Robert C. Montgomery.........................         75,000            46,799(3)
      Chief Operating Officer                        246,000                 0
       Executive Vice-President                       36,000                 0
        Director

George Claudio, Jr.(4).......................              0                 0
      Senior Vice-President                           48,209                 0
       Development Technology                         48,209                 0

S.W.R. (Sandy) Moore.........................         50,000                 0
      Senior Vice-President
      Strategic Alliances & OEM

John F. Mitchell.............................         20,000                 0
      Senior Vice-President
      Marketing

Frank J.M. ten Brink(6)......................              0                 0
      Chief Financial Officer                        100,000
      Senior Vice-President

Fred R. Radke(6).............................              0                 0
      Senior Vice-President
      Engineering





(1) Represents the number of options granted during fiscal year 1997. In the first fiscal quarter of fiscal 1998, the Company decided to reprice all outstanding options then held by active employees and directors.

(2) The 1997 amount represents medical expenses in accordance with an employment agreement. The 1996 amount represents approximately $10,000 in moving expenses and $13,000 in consulting fees paid to Mr. Millard, which were incurred prior to being employed by the Company.

(3) Represents relocation expenses ($26,565), personal auto expenses ($10,605) and medical expenses ($9,629) in accordance with an employment agreement.

(4) The named executive officer's employment with the Company terminates December 31, 1997.

(5)   Represents sales commissions.

(6) The named executive officer's employment with the Company terminated during fiscal year 1997.

(7) Represents the dollar value of the difference between the price paid and the fair market value of the Company's common stock from options exercised during fiscal 1997.

EMPLOYMENT CONTRACTS

            On April 18, 1996, the Company entered into an employment agreement with Kenneth E. Millard, pursuant to which Mr. Millard agreed to serve as Chief Executive Officer and President of the Company. Employment is on an "at-will" basis and shall continue in effect until terminated by either the Company or Mr. Millard with at least 60 days prior to notice. Under the agreement, Mr. Millard is to receive an annual salary of $250,000 and an incentive bonus of $200,000 based on performance targets established by the Board of Directors. For any fiscal year for which Mr. Millard achieves 100% of the performance targets, he will receive the incentive bonus, of which $100,000 shall be paid in cash and $100,000 shall be paid in the form of Common Stock of the Company at fair market value. Mr. Millard was granted 500,000 options as part of his employment agreement with the Company. Options to acquire 50,000 shares of the Company's Common Stock at $5.00 per share vested on April 18, 1996. Options to acquire 150,000 shares of the Company's Common Stock at $4.50 per share vest in 36 monthly installments from June 1996 through May 1998. Options to acquire 300,000 shares of the Company's Common Stock at $4.50 per share shall vest on April 30, 2003 or earlier if certain "cliff" vesting targets are met. Under cliff vesting, for each $2.00 increase over a base price of $5.00 in the closing bid price on NASDAQ for the Company Shares which remains in effect for 30 consecutive trading days, options for 25,000 Company Shares will vest on the first business day after such 30-day period. There may be coterminous periods for which the closing bid price of the Company Shares have increased over the applicable base price by more than $4.00. Under cliff vesting, during the first, second and third years of Mr. Millard's employment, of the 300,000 options subject to cliff vesting no more than 40%, 30% and 30%, respectively, of the options may vest. All options granted to Mr. Millard terminate on May 1, 2006 or 180 days after Mr. Millard is no longer employed with the Company.


            On September 22, 1992, in connection with the Company's acquisition of Adcor Electronics International, Inc., Robert C. Montgomery entered into an employment agreement with the Company's wholly-owned subsidiary, Telular-Adcor Security Products, Inc. for a term extending through December 31, 1997. The amended agreement provided for an annual salary of $181,500, payment of all operating expenses for automobiles operated by immediate family members as well as a monthly automobile allowance, fees related to the preparation of personal income tax returns, participation in the Company's Employee Stock Incentive Plan, participation in the Company's bonus plan for executives and a minimum severance payment equivalent to six months of salary if terminated without cause before the term of the contract. On April 22, 1997, a new employment agreement was executed to replace the previous one in its entirety. The new agreement provides for an annual salary of $205,000; an annual target bonus of $100,000 payable quarterly, one-half in stock one-half in cash, under the guidelines of the Company's Senior Management Bonus Plan; an option to acquire 75,000 shares of Company's stock at $4.78 per share, with 100% vesting on April 22, 1999; and up to one year's salary in severance if terminated for other than cause.


            Both employment agreements are terminable for cause.

 OPTION/SAR GRANTS

            The following table sets forth information concerning stock option/SAR grants made to each of the Named Executive Officers for the twelve months ended September 30, 1997.


                                                          INDIVIDUAL GRANTS(1)
                                                          --------------------
                                                             % OF  TOTAL
                                                            OPTIONS/SARS
                                                             GRANTED TO
                                                              EMPLOYEES
                                                              IN TWELVE
                                                               MONTHS
                                            OPTIONS/SARS        ENDED          EXERCISE
                                               GRANTED        SEPT. 30           PRICE       EXPIRATION
                  NAME                           (#)            1997            ($/SH)          DATE
                  ----                           ---            ----            ------          ----
Kenneth E. Millard.....................       150,000 (3)      31.4%              4.78        1/28/03

Robert C. Montgomery...................        75,000 (3)      15.7%              4.78        4/22/03

S.W.R. (Sandy) Moore..................         50,000          10.5%              5.56        12/9/06

John F. Mitchell     .................         10,000           2.1%              5.56        10/1/02
                                               10,000           2.1%              6.44        3/10/03

Frank J.M. ten Brink..................              0             0%               N/A            N/A

Fred R. Radke.........................              0             0%               N/A            N/A




                                                       POTENTIAL REALIZABLE VALUE AT
                                                          ASSUMED ANNUAL RATES OF
                                                         STOCK PRICE APPRECIATION
                                                         FOR OPTION/SAR TERM (2)
                                              ----------------------------------------------
                  NAME                           0%($)            5%($)             10%($)
                  ----                           -----            -----             ------
Kenneth E. Millard.....................       $239,250           $840,630         $1,763,266

Robert C. Montgomery...................         $2,475           $229,490           $577,776

S.W.R. (Sandy) Moore..................              $0           $134,314           $378,541

John F. Mitchell......................              $0            $27,881            $77,329
                                                $8,780            $49,268           $111,385

Frank J.M. ten Brink..................             N/A              N/A              N/A

Fred R. Radke.........................             N/A              N/A              N/A



(1) Shares granted and canceled during the year were not included in the table.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Company's stock price. The calculations were based on the market price of the option/SAR from the date of the grant to the end of the option/SAR term. No gain to the options/SARS is possible without an increase in stock price, which will benefit all shareholders proportionately. The 0% column represents the grant-date market price of options with an exercise price below market at the date of grant.

(3) Options for 150,000 and 75,000 shares were granted to Mr. Millard and Mr. Montgomery, respectively, to acquire the Company's Common Stock at $4.78 per share and shall vest 100% on January 28, 1999 and April 22, 1999, respectively.

OPTION/SAR EXERCISES AND HOLDINGS

            The following table sets forth information concerning the value of exercisable and unexercisable options/SARS held by each of the Named Executive Officers as of September 30, 1997.


                                                                                         NUMBER OF UNEXERCISED
                                                                                       OPTIONS/SARS AT FY-END(#)
                                               SHARES ACQUIRED        VALUE          ------------------------------
            NAME                               UPON EXERCISE(#)    REALIZED($)       EXERCISABLE      UNEXERCISABLE
            ----                              -----------------    -----------       -----------      -------------

Kenneth E. Millard                                       0                   0       152,000            498,000
Robert C. Montgomery                                     0                   0        65,486            255,514
George Claudio Jr.                                       0                   0       133,515             11,070
S.W.R. (Sandy) Moore                                     0                   0        18,054             31,946
John F. Mitchell                                         0                   0             0             20,000
Frank J.M. ten Brink                                29,858            $ 47,216             0                  0
Fred R. Radke                                            0                   0             0                  0




                                                  VALUE OF UNEXERCISED IN THE
                                                    MONEY OPTIONS/SARS($)(1)
                                               ----------------------------------
            NAME                               EXERCISABLE          UNEXERCISABLE
            ----                               -----------          -------------

Kenneth E. Millard                                     0                    0
Robert C. Montgomery                                   0                    0
George Claudio Jr.                             $ 211,545                    0
S.W.R. (Sandy) Moore                                   0                    0
John F. Mitchell                                       0                    0
Frank J.M. ten Brink                                   0                    0
Fred R. Radke                                          0                    0



----------

(1) Represents the fair market value per share of the underlying shares on the last day of the fiscal year less the option/SAR exercise price multiplied by the number of shares. The fair market value per share was $3.125 based upon the closing price of the Common Stock on the NASDAQ National Market System on the last trading day of the fiscal year. In the first fiscal quarter of fiscal 1998, the Company decided to reprice all outstanding options then held by active employees and directors.

                              CERTAIN TRANSACTIONS

SHAREHOLDERS AGREEMENT

            Certain shareholders of the Company are parties to a Shareholders' Agreement that contains certain provisions as to voting and transfer of Common Stock held by those stockholders. Pursuant to the Shareholders' Agreement, each of Telular Canada and Motorola has the right to nominate for election a number of directors proportionate to its respective holdings of outstanding shares, rounded to the nearest whole number in the case of Telular Canada and rounded up to the nearest whole number in the case of Motorola (provided, in the case of Telular Canada, that as long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director and, in the case of Motorola, that as long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director, and that as long as it holds at least 20% of the outstanding shares of Common Stock it may nominate at least two directors), and the principal shareholders of the Company have agreed to vote in favor of each such nominee. For the eight person Board to be elected at the Meeting, this arrangement entitles Motorola to one nominee but does not entitle Telular Canada to a nominee. As required by the Shareholders' Agreement, the Certificate of Incorporation provides that the following actions may not be taken without the affirmative vote of stockholders holding at least two-thirds of the outstanding voting shares:

            (i) merger, consolidation, reorganization, amalgamation or similar transaction (other than certain permitted transactions);

            (ii) disposition of all or substantially all of the assets of the Company;

            (iii) amendment or supplement to the Certificate of Incorporation or Bylaws of the Company; or

            (iv) discontinuance, dissolution or liquidation of the Company or the Company's business.

            If at any time the Company or the stockholders party to the Shareholders' Agreement receive an unsolicited offer to acquire a majority of the stock of the Company or all or substantially all of its assets, they must notify Motorola. If the Company or its stockholders intend to consider the offer, Motorola will have the right to submit a bid as well. The Company and such stockholders may not approve a transaction with a third party that is at a valuation lower than that offered by Motorola. The rights of Motorola will terminate upon any sale by Motorola of shares of Common Stock after which Motorola owns less than 20% of the outstanding shares of Common Stock on a fully-diluted basis.

            Under the Shareholders' Agreement, each of DNIC and Columbia has agreed not to compete with the Company for so long as it is a stockholder and for a period of three years thereafter.


TRANSACTIONS WITH DNIC AND ITS AFFILIATES

            Pursuant to the partnership agreement of The Telular Group L.P., DNIC retained and did not contribute to the Company the right to receive the first $250,000 per year in royalty payments under licensing agreements. A total of $250,000 was received by DNIC pursuant to the agreement during the fiscal year ended September 30, 1997.


TRANSACTIONS WITH MOTOROLA

            Pursuant to a Patent Cross License Agreement entered into on March 23, 1990, and amended November 2, 1993, the Company licenses to Motorola the right to manufacture and sell cellular interfaces in a variety of products. In addition, the agreement allows the Company to couple its interface to Motorola transceivers, and grants the Company the right to purchase Motorola transceivers. This Patent Cross License Agreement is royalty-bearing to the Company. During fiscal year 1997 the Company received approximately $496,000 in royalties from Motorola and purchased transceivers and other equipment from Motorola for approximately $9,557,000.

            On November 2, 1993, Motorola purchased from the Company 3,824,240 shares of Common Stock of the Company in consideration for $11.0 million in cash (including $1.0 million to be used as a market development fund for fixed cellular products incorporating Motorola transceivers) and certain other undertakings by Motorola. These undertakings include: reduction of the pricing on AMPS transceivers currently being purchased by the Company from Motorola; an elimination of the royalties payable by the Company to Motorola under the Patent Cross License Agreement; increase of the Company's credit line for purchases; the opportunity to purchase transceivers based on any transmission technology or standard which Motorola's Cellular Subscriber Group offers to any of its customers if, as and when available to the public; and, on a fee-for-services basis, subject to availability, access to Motorola's Cellular Subscriber Group's worldwide service and maintenance organization, engineering support, and purchasing system. These undertakings terminate on the later of September 20, 1998, and the date on which Motorola ceases to own any Common Stock. The Company granted to Motorola a limited right of first refusal with respect to transceiver purchases by the Company.


            During October and November of 1995 the Company expanded its relationship with Motorola. It was awarded a contract to supply a specifically customized version of its PHONECELL(R) SX product to Motorola's Cellular Infrastructure Group ("CIG") for deployment in existing and future WLL projects in Hungary. In addition, CIG agreed to purchase $100 million of the Company's FWTs and provide funding for engineering and product development activities over a three-year period, commencing January 1, 1996. During 1996 and 1997 the Company shipped $6 million and $21 million, respectively, of product under this agreement.



RELATIONSHIP AND TRANSACTIONS WITH TELULAR CANADA

            Telular Canada is a publicly-held Canadian corporation, shares of which are traded on the Toronto Stock Exchange. The Company does not own any stock of Telular Canada, although DNIC owns approximately 379,266 of Telular Canada's outstanding shares. Telular Canada holds 750,000 shares of the Company's common stock as of November 21, 1997.

            Pursuant to an exclusive distribution agreement between the Company and Telular Canada, Telular Canada is the exclusive distributor of the Company's products in Canada. The distribution agreement expires in 2007, and is terminable prior to 2007 for cause.

            Telular Canada holds title to the Canadian patents for the Company's technology and the right to acquire by transfer, technology that allows Telular Canada to manufacture and sell in Canada products incorporating the Company's patented technology. In addition, the Company has licensed to Telular Canada the use in Canada of the mark "Telular(R)" and the Company's logo. The foregoing licenses to Telular Canada are without royalty to the Company.

            In February 1995, Global Data Inc. ("GDI"), a wholly-owned subsidiary of Telular Canada, entered into a non-exclusive master distribution with the Company to purchase and resell the Company's product in the United States. The agreement also will allow GDI to use the Company's trademarks and logos on its sales literature, and will provide GDI with an open line of credit of $20,000. During fiscal year 1997, the Company made sales to GDI and Telular Canada of approximately $4,000.


RELATIONSHIP AND TRANSACTIONS WITH WIRELESS DOMAIN INCORPORATED (FORMERLY TELEPATH CORPORATION)

            In three separate transactions on June 28, 1996, January 29, 1997 and August 29, 1997, the Company acquired a 50% interest in Wireless Domain Incorporated ("WD") for $1,500,000 in cash and common stock of the Company valued at approximately $2,883,000. Wireless Domain is a radio developer, based in Hauppauge, New York, that specializes in the design of advanced cellular and personal communication services products. The agreement includes a multi-year product development program designed to provide a new generation of state-of-the-art fixed wireless terminals, which include both analog and digital radio standards, for markets worldwide. Under the agreement, the Company purchases certain development services including the conversion of Telular's patented interface technology into a chip set, integration of Telular's patented interface technology with new and existing cellular radio standards, and development of new feature functions for future generations of analog and digital terminals. During fiscal year 1997, the Company purchased services from Wireless Domain for approximately $2,700,000.


            On November 10, 1997, the Company acquired the remaining 50% of WD. Under the terms of the merger, the Company issued 500,000 shares of common stock and relinquished control of the 500,000 shares of common stock held by WD. The Company expects to achieve more rapid deployment of new products with the full-time addition of WD's 29 engineers.


            The president of WD, Dan Giacopelli, has served as director, Executive Vice President and Chief Technology Officer for the Company since October 28, 1997.


OTHER TRANSACTIONS AND EVENTS

            Hamman and Benn, of which George Hamman and Marvin Benn are principals, have provided legal services to the Company. Mr. Hamman and Mr. Benn are shareholders of the Company and shareholders of DNIC. During fiscal year 1997, the Company paid Hamman and Benn aggregate fees of $354,613. Cash payments totaled $331,365 and payments made in the form of common stock of the Company were valued at $23,248.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

            Executive compensation is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is a standing committee composed of two independent Directors, David Mixer, Managing Director of Columbia Capital, and Larry Ford, President and Chief Executive Officer of Information Advantage.

            Since Telular's Initial Public Offering in January 1994, the Compensation Committee of the Board of Directors has developed and administered the Company's management compensation policies and plans. The Committee reviews, recommends and grants salary and bonus incentives for executive officers. The Compensation Committee also administers the Stock Incentive Plan and is responsible for the selection of participants in the Plan and decisions concerning the timing, pricing and the amount of grants or awards to be made.

            In fiscal 1997, the Company continued to pursue performance-based compensation programs that provided significant equity incentives. During fiscal year 1997, no stock options were repriced.


            Before making compensation recommendations with respect to officers during the past fiscal year, the Committee reviewed base salaries proposed by the CEO, and evaluated each officer's experience and proposed responsibilities and the salaries of similarly situated executives. In determining its recommendations for adjustments of officers' base salaries for fiscal 1997, the Committee focused primarily on each officer's contributions towards the Company's success in moving toward its long term goals, the accomplishment of goals set by the officer and approved by the Committee, and the Committee's assessment of the quality of services rendered by the officer.

            The CEO's compensation for 1997 was established pursuant to an employment agreement negotiated prior to the CEO's acceptance of the position in April 1996. The CEO's compensation package has a significant equity incentive component. For fiscal year 1997, the CEO received a bonus of $150,000, which was paid half in cash and half in stock. Also, stock options for 150,000 shares of the Company's common stock were granted to the CEO.


            In October 1997, the Company decided to reprice all outstanding options then held by active employees and current directors. This action was taken in response to a sustained decline in the market price of the Company's stock to a level well below the outstanding options' exercise price. The Compensation Committee determined that the discrepancy between the exercise price was so great that the options had ceased to provide a sufficient incentive to the option holders. Moreover, in connection with the hiring of new executives, new options were being issued at an exercise price significantly below that of the outstanding options. In the view of the Compensation Committee, this discrepancy could have become disruptive to employee morale. The Compensation Committee upon recommendation of the CEO decided not to provide merit or Cost Of Living Adjustments (COLA) to the CEO, executive officers or employees for fiscal year 1998. Instead, all employees have been granted the opportunity to participate in two Company incentive plans. In addition, in October 1997, employees not holding stock options were granted stock options under the Company's Amended and Restated Stock Option Plan.


                                                      David Mixer, Chairman
                                                      Larry Ford

                       PERFORMANCE MEASUREMENT COMPARISON

            The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 27, 1994 to two indices: the NASDAQ Composite Index and the Hambrecht & Quist Technology Index (the "HQ-T"). The total return calculations assume the reinvestment of dividends, although dividends have never been declared for the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The NASDAQ Composite tracks the aggregate return of all equity securities traded on the NASDAQ National Market System (the "NMS"). The HQ-T tracks the aggregate return of technology companies, including electronics, medical and other related technology industries. The Company's Common Stock is traded on the NMS and is a component of the NASDAQ Composite.

               COMPARISON OF 44 MONTH CUMULATIVE TOTAL RETURN*
        AMONG TELULAR CORPORATION THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


             TELULAR CORPORATION      NASDAQ STOCK MARKET (U.S.)    HAMBRECHT & QUIST TECHNOLOGY

1/27/94            100                          100                              100

9/94                48                           97                              103

9/95                69                          134                              181

9/96                26                          159                              198

9/97                15                          218                              296


* $100 INVESTED ON 1/27/94 IN STOCK OR INDEX- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.


Telular Corporation's stock price on the last trading date of the 1997 fiscal year, September 30th, was $3.125 per share. The latest sales price attainable before the printing of this proxy was $3.125 per share on November 21, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            The members of the Compensation Committee are Mr. Ford and Mr. Mixer. Neither Mr. Ford nor Mr. Mixer is now or was at any time an officer of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            All executive officers, directors and holders of more than 10% of the Company's Common Stock reported all transactions in the Company's Common Stock during fiscal year 1997 in timely filings with the Securities and Exchange Commission ("SEC") as required under Section 16(a) of the Securities and Exchange Act of 1934 except for the following, which were filed after the due date therefore: (i) One Form 4 Changes in Beneficial Ownership, reporting a single transaction, for each of William L. De Nicolo, Kenneth E. Millard, Robert
C. Montgomery and Frank J.M. ten Brink and (ii) One Form 5 Annual Statement of Beneficial Ownership of Securities, reporting a single transaction, for each of William L. De Nicolo and Frank J.M. ten Brink.

SHAREHOLDER PROPOSALS

            Shareholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of shareholders must be received by the Company not later than August 15, 1998, at the Company's principal executive offices at 647 North Lakeview Parkway, Vernon Hills, Illinois 60061.

OTHER MATTERS

            The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.



                               By Order of the Board of Directors



                               Jeffrey L. Herrmann
                               Chief Financial Officer, Senior Vice-President and Secretary




Vernon Hills, Illinois
December 15, 1997

PROXY                                                                      PROXY

                              TELULAR CORPORATION

  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby constitutes and appoints Kenneth E. Millard and Jeffrey
L. Herrmann, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the 1998 Annual Meeting of Shareholders of the Company to be held at the Sheraton North Shore Hotel, the Northfield Room, 933 Skokie Boulevard, Northbrook, Illinois 60062 on Tuesday, January 27, 1998 at 9:00 a.m., and at any adjournment thereof, upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.


        PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE
                    AND RETURN IT IN THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)

                             TELULAR CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

[                                                                              ]

DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING DIRECTORS AND A VOTE FOR PROPOSAL(S) 2 AND 3.

                                                                                                           FOR    AGAINST    ABSTAIN
1.   ELECTION OF DIRECTORS--               FOR             FOR ALL      2. To approve the issuance by      [ ]      [ ]         [ ]
     1-John E. Berndt, 2-William L.        ALL   WITHHOLD  EXCEPT          the Company of certain shares
     De Nicolo, 3-Larry J. Ford,                                           of Common Stock on conversion
     4-Daniel D. Giacopelli,               [ ]     [ ]      [ ]            of the Company's Series A
     5-Richard D. Haning, 6-Kenneth E.                                     Convertible Preferred Stock.
     Millard, 7-Robert C.
     Montgomery, 8-Mark R. Warner.

     ----------------------------------
     Nominee Exception (To withhold
     authority to vote for any individual
     nominee(s), write those numbers from                               3. To ratify and approve the       FOR    AGAINST    ABSTAIN
     the list on the line above)                                           selection of Ernst & Young      [ ]      [ ]         [ ]
                                                                           LLP as independent auditors
                                                                           for the fiscal year ending
                                                                           September 30, 1998.

                                                                        In their discretion, on such
                                                                        other business as may properly
                                                                        come before the meeting or any
                                                                        adjournment thereof.

                                                                        MARK HERE IF YOU PLAN TO ATTEND    [ ]
                                                                        THE MEETING AND VOTE YOUR SHARES.

                                                                                                Dated:                         199
                                                                                                       -----------------------,   --

                                                                        Signature(s)
                                                                                     -----------------------------------------------

                                                                        ------------------------------------------------------------